EXHIBIT 5.1

                                 August 3, 1999

Board of Directors
Microlog Corporation
20270 Goldenrod Lane
Germantown, Maryland  20874


Dear Gentlemen:


      This firm has acted as special counsel to Microlog Corporation (the "Company"), a Virginia corporation, in connection with its registration, pursuant to a registration statement on Form S-8 filed on or about the date hereof (the "Registration Statement"), of 600,000 shares (the "Shares") of common stock, par value $.01 per share of Microlog Corporation ("Common Stock"), issuable upon the exercise of options granted under the Microlog Corporation 1995 Stock Option Plan, as amended and restated (the "Plan"). This letter is furnished to you pursuant to the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. ss. 229.601(b)(5), in connection with such registration.

      For purposes of this opinion, we have examined copies of the following documents:

      1.   An executed copy of the Registration Statement.

      2. A copy of the Plan, as certified on the date hereof by the Secretary of the Company as then being complete, accurate and in effect.

      3. The Amended and Restated Articles of Incorporation of the Company, as amended, as certified on July 21, 1999 by the Commonwealth of Virginia State Corporation Commission and on the date hereof by the Corporate Secretary of the Company as then being complete, accurate and in effect.

      4. The By-laws of the Company, as amended, as certified on the date hereof by the Secretary of the Company as then being complete, accurate and in effect.

      5. Resolutions of the Board of Directors of the Company adopted at meetings held on September 28, 1995, December 20, 1995, May 12, 1999 and July 14, 1999, all of the foregoing resolutions as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

      6. Resolutions of the shareholders of the Company adopted at meetings held on March 26, 1996 and July 2, 1999, as certified by the Secretary of the Company on the date hereof as then being complete, accurate and in effect.

      In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

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      This opinion  letter is based as to matters of law solely on the corporate law of the Commonwealth of Virginia. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

      Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors or a committee of the Board of Directors authorizing the issuance thereof, the Shares will be validly issued, fully paid, and nonassessable.

      This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                                       Very truly yours,

                                                       HOGAN & HARTSON L.L.P.